UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2007.

FORTIFIED HOLDINGS CORP.
(formerly Aegis Industries, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	000-51936	98-0420577
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

125 Elm Street, New Canaan, Connecticut	06840
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 594-1686

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This report on Form 8-K, press releases and certain information provided periodically in writing or verbally by our officers or our agents contain statements which constitute forward-looking statements. The words “may”, “would”, “could”, “will”, “expect”, “estimate”, “anticipate”, “believe”, “intend”, “plan”, “goal”, and similar expressions and variations thereof are intended to specifically identify forward-looking statements. These statements appear in a number of places in this Form 8-K and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of us, our directors or our officers, with respect to, among other things: (i) our liquidity and capital resources; (ii) our financing opportunities and plans; (iii) our ability to generate revenues; (iv) market and other trends affecting our future financial condition or plan of operation; and (v) our growth and operating strategy.

Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, those set forth in Part I, Item 2 of this report on Form 8-K, entitled “Management’s Discussion and Analysis or Plan of Operation”, and including, without limitation, the “Risk Factors” contained below. We undertake no obligation to update any of the forward-looking statements in this Form 8-K after the date of this report.

The following discussion and analysis of our financial condition, plan of operation and liquidity should be read in conjunction with our unaudited pro forma fiscal year and interim financial statements and the notes thereto included in Exhibit 99.2 of this report on Form 8-K, our audited financial statements and the notes thereto included in Exhibit 99.1 and our Management’s Discussion and Analysis or Plan of Operation contained in our annual report on Form 10-KSB for the fiscal years ended October 31, 2006 and 2005. Our financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), contemplate that we will continue as a going concern, and do not contain any adjustments that might result if we were unable to continue as a going concern.

DESCRIPTION OF BUSINESS

Overview

On September 13, 2007, Fortified Holdings Corporation (“we”, “Fortified” or the “Company”) completed the acquisition of Z5 Technologies LLC (“Z5”). Prior to our acquisition of Z5, we had minimal operations, and consequently the Z5 transaction is being accounted for as a recapitalization of Z5. In this Report, unless the context indicates to the contrary, the term “we” includes the business operations of Z5 prior o its acquisition by Fortified.

The acquisition of Z5 was effected through a merger of Z5 with and into a subsidiary of the Company (the “Merger”) formed for the purpose of the Merger, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”). A letter agreement signed by the parties at closing (the “Merger Amendment”) amended the Merger Agreement and some of its previously-disclosed terms; that Merger Amendment is filed as an exhibit to this Form 8-K. The material terms of the transaction as ultimately consummated are described below.

Z5 is in the business of developing and selling a line of man-portable Command and Control, Communications and Compute (C4) solutions for field based incident management and emergency operations support. Z5’s products are marketed under the NOMADTM brand, principally for use by the military, first responders, relief workers and high risk industries. To effect the Merger, Z5 merged with a new, wholly-owed subsidiary of the Company, which has been renamed Fortified Data Communications, Inc. or “Fortified DataCom” and which will will conduct the former Z5 business in the future.

As consideration for the Merger, at Closing we issued 5,000,000 shares of the Company’s common stock and a promissory note in the amount of $5,000,000 to Thomas Keenan Ventures LLC (TKV), the owner of all Z5’s equity outstanding at the time of the closing. In addition, we have agreed to issue TKV another 10,000,000 shares in two future tranches: 5,000,000 shares will be issued on January 15, 2008 or upon our raising $2.75 million in new capital, if earlier; and the final 5,000,000 shares will be issued on February 15, 2008 or upon our raising a total of $6.0 million in new capital (including the prior $2.75 million), if earlier. The shares issued to TKV in the Merger are subject to registration rights. The promissory note will be payable in five payments on specified dates between October 2007 and March 2008. In the Merger, the Company also granted replacement stock options to pre-closing holders of Z5 options, entitling them to purchase up to an additional 5,000,000 shares of the Company’s common stock. Additionally, the Merger Agreement contains customary indemnification provisions, under which Fortified and TKV, respectively, have agreed to indemnify one another with respect to certain matters, subject to specified limitations and conditions.

As a condition to the Merger, our majority stockholder tendered back to the Company an aggregate of 41,200,000 shares of Company common stock, for cancellation, without payment. As a result of the Merger and the cancellation of those shares, TKV now owns 9% of the Company’s issued and outstanding common stock, excluding the stock to be issued in the future. When the additional shares described above are issued (and assuming no other shares have been issued by such time), TKV will own 23% of the Company’s issued and outstanding common stock.

Because no portion of the consideration paid at the closing of the Merger consisted of cash, no funds have been required to date to accomplish the Merger, other than those required to pay transaction expenses. Transaction expenses were funded through borrowings under convertible notes. However, under the promissory note issued in the Merger, we are obligated to make payments in various amounts and on various dates between October 2007 and March 2008, as discussed in greater detail below.

In connection with the Merger, Brendan T. Reilly was appointed as the Company’s President, Chief Executive Officer and Chairman, and Alan Hurwitz was appointed as the Company’s Executive Vice President and Chief Financial Officer. Mr. Reilly holds a controlling interest in TKV, and may be deemed to control all shares of Company common stock held by TKV. Mr. Hurwitz holds a minority interest in TKV.

For tax and accounting purposes, the Merger is effective as of September 13, 2007, and for accounting purposes the Merger is treated as a recapitalization of Z5.

Description of the Business

Fortified seeks to establish itself as a leading provider of a variety of deployable products used within the C4ISR (Command, Control, Communications and Compute, Intelligence, Surveillance and Reconnaissance) market for field-based Emergency Management and Critical Incident Response by law enforcement, first responders, the military, the private security industry, humanitarian relief organizations, and others who respond to “critical incidents”. We are in the process of building out – through acquisition and through internal development – a line of products and services that enable those emergency responders to more effectively perform their roles though enhanced information gathering, communications, situation management, and ultimately the ability to respond to those in need at time of crisis.

Business Development

Fortified was incorporated in Nevada in February, 2004, under the name Major Creations Incorporated. Our business plan at that time was to sell new small diesel tractors, modified to have a vintage-style appearance. We exited that business in 2006 after having conducted only very limited operations. In November, 2006, we determined to enter into the business of designing, developing and selling products that are used by the Emergency Management and Response sector of the global C4ISR market.

Prior to its acquisition by Fortified, Z5 designed and sold its NOMADTM line of Incident Command units, deployable communications and tactical power solutions to the Emergency Management and Response sector of the global C4ISR market. After the Merger, we are now actively pursuing the business formerly conducted by Z5. In addition, as contemplated by the terms of the Z5 Merger, the Chief Executive Officer and Chief Financial Officer of Z5 have been elected by our Board as our Chief Executive Officer and Chief Financial Officer, respectively. In this Report, unless the context indicates to the contrary, the term “we” includes the business operations of Z5 prior to its acquisition by Fortified.

Z5 itself was formed in 2003 as a Connecticut limited liability company, with limited initial operations in 2004 as a reseller of information technology products to government purchasers. In early 2006 Z5 was acquired by Thomas Keenan Ventures LLC to pursue the development and sale of the emergency operations centers (EOCs) then being developed by TKV’s principals. Z5’s sales of NOMADTM units commenced in 2006.

Our business plan and intention is to seek out and acquire other companies with synergistic products that can be marketed to the Emergency Management and Response sector. We expect to give greatest consideration to acquisitions that will bring us additional product lines in the fields of mobile data communications; geospatial and sensor data management; and tactical power sources and power management.

Principal Products and Services

Our NOMAD TM Incident Command Platform assembles the latest voice communications, data communications, mission command, compute, data storage and security technologies into a rugged, man-portable case, providing a tactical command solution. Incorporating cellular and/or satellite communications capabilities, our NOMAD TM products and solution suite enables users to take control of challenging situations in the most challenging environments, coordinating their resources in the immediate vicinity while maintaining communications with the outside world. Built to military specifications, we believe our solutions are the first in this market segment to combine the full range of capabilities we have included, assembled in a small (50lbs) man-portable case.

Given the array of devices that are included, power consumption is of critical importance in these products. Our NOMADTM line includes a proprietary power management system that manages the charging and discharging cycles based on how the NOMAD TM is used.

One of the key distinguishing features of the NOMAD TM line is its ability to act as a wireless access point in a “mesh network” of wireless devices, creating a local data and communications network among a group of emergency responders. By combining a single NOMADTM with additional “nodes” geographically dispersed throughout an incident, a NOMAD can establish a local area network (LAN) with a range of up to seven (7) miles (subject to environmental and other factors) from a single unit, and may be wirelessly connected automatically over a mesh network with additional NOMADs in order to an expand incident-specific communications network over geographically dispersed areas spanning citywide and even statewide (subject to terrain, environmental conditions and number of deployed NOMAD units). The NOMADTM unit provides the uplink to the internet via either broadband satellite or high-speed cellular link, enabling other users on the NOMAD mesh not only to communicate with one another but also to communicate with commanders and others who are not field deployed. Z5 has entered into a long-term supply agreement for the wireless communications devices that are incorporated into the NOMADTM line, although comparable devices are also available from other suppliers.

In addition to our flagship model that provides a communications “uplink”, we also offer a smaller version designed to support individual users in forward deployed locations. We continue to work toward the integration and roll-out of additional NOMADTM models in various configurations to meet specific end-user needs, as well as related product and service sets that fit within its focused mission: to improve the delivery of information management and advanced communications to the Emergency Management and Response sector.

Markets for our Products

The NOMADTM fits at the core of the market segment known in the industry as “Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance” or “C4ISR”. The target market for C4ISR products in general – and for the NOMADTM line in particular – consists principally of:

o

Government agencies responsible for incident management or relief operations, such as the Federal Emergency Management Agency, its state and international counterparts, and other agencies within the U.S. Department of Homeland Security

o	Military (U.S. and foreign)

o	Emergency responders, such as police departments and the National Guard

o	Non-governmental organizations (NGOs) and other private bodies that conduct humanitarian relief operations

o	High-risk industries that provide their own incident management, such as offshore oil and gas drilling, mining and in-field private security companies

The creation of the U.S. Department of Homeland Security (DHS) has dramatically increased the domestic market opportunity for C4ISR products, and the terrorist attacks of 2001 that prompted the creation of the DHS similarly have accelerated the C4ISR market internationally. Analyst firm Frost & Sullivan estimates that annual government spending on C4ISR products now exceeds $29 billion globally. Of the $42.7 billion spent annually by the U.S. federal government on homeland security according to the Congressional Budget Office (CBO), the CBO’s categories of “Emergency Preparedness and Response” and “Border and Transportation Security” stand out as areas in which the NOMADTM has application. Annual spending on these functions totals $8.4 billion and $18.2 billion respectively. While only a small fraction of this spending is applied to communications and data management systems such as the NOMADTM, making it difficult to forecast the size of the opportunity within DHS and related departments, the Company believes that substantial budget dollars are available within this single agency alone.

Among law enforcement and other first responders, we believe our largest opportunities lie in the larger departments, which tend to be more technologically sophisticated and which tend to put greater emphasis on the extreme types of incidents in which our NOMADTM products have greatest utility. (For example, over 90% of departments in cities of over 250,000 maintain a written terrorist attack plan, compared to only 30% in jurisdictions of under 10,000.) A smaller but nonetheless possible opportunity in the law enforcement sector is expected to be found in police and sheriff’s departments serving rural areas, where cellular communications are non-existent or less reliable.

The markets for our products are worldwide. Indeed, the utility of our products may be greatest in remote areas where communications infrastructure is lacking. In some cases, a domestic U.S. customer may purchase our products for use overseas (for example, the U.S. military), but in others the customer itself is outside the U.S. While to date we have not consummated any sales outside of the U.S., we are currently engaged in active sales discussion with customer prospects that are located in Latin America and the Middle East or that are U.S. based but interested in deploying our solutions in those regions.

Distribution Methods

Because our potential customers are both significant in number and located around the world, we recognize that it would take significant resources to reach our entire potential customer base through direct sales. We therefore have adopted a multi-pronged sales strategy using a mix of direct sales, distributor sales and strategic partnerships to maximize our penetration into the Emergency Management and Response market.

Direct Sales to Designated “Focus Accounts”

Direct sales efforts are directed principally on designated “Focus Accounts,” primarily within the homeland security, military, and large NGO market segments. These accounts will likely include several of the sub-agencies of the Department of Homeland Security, including FEMA and the U.S. Border Patrol, various departments within the U.S. military, and a few large NGOs. In select circumstances these will also extend into law enforcement and mid-size government agencies and commercial customers. Each focus account takes significant time, effort and money to pursue so we are selective about which accounts we pursue directly as focus accounts. The sales process pursuing these accounts is performed as a coordinated effort by a small in-house sales team and select members of management.

Distributor Channel

We expect to reach the bulk of our market through value added resellers and other types of distributors. The primary markets that we seek to address are well served today by value added resellers and other types of distributors as “channel partners”. The better resellers and distributors can be highly successful at establishing and maintaining relationships with their customers, enabling them to sell a variety of different products into those accounts. Rather than build a large direct sales force of our own, we generally seek to leverage the access and influence that carefully selected channel partners can offer in order to broaden our reach.

We currently have approximately ten value added resellers in our channel partner program. Of these, the majority are based in the U.S. and are focused on the U.S. market; one is based outside the U.S. and is focused on the market in its region of the world.

Strategic Partnerships and OEM Strategies

A third component of our sales strategy is anticipated to consist of strategic partnerships and OEM relationships with other industry players. For example, we have entered into a strategic alliance with Rajant Technologies, which currently supplies the mesh networking technology included in our NOMADTM line, to foster the cross-selling of our respective product lines. We have also had discussions with several other, larger vendors of related technologies regarding the possibility of selling NOMAD units to them, for resale under their respective brands. While this distribution method holds the possibility of generating significant volume over time, it is currently less developed than our other distribution methods.

Competition

We are not the sole vendor of man-portable Incident Command units, deployable Emergency Operations Centers (EOC), deployable mesh networks or tactical power solutions in the market today. We are aware of over twenty (20) providers of products that compete by providing one or more of the functionalities contained in our NOMADTM tactical power and satellite communications solutions. However, most of the deployable solutions in the market today are large systems that are vehicle mounted. To our knowledge we are one of only four (4) firms focused on the man-portable sector of the market, and none of these competitors is large or is shipping a sufficient number of units today to give it a meaningful share of what we believe to be the total potential market.

The largest of the known competitors, Scotty plc, is based in the United Kingdom and sells a variety of communication and video equipment into the healthcare and government sectors. Action Systems, a division of V&A Incorporated, is a New Mexico-based integrator and reseller of a variety of computer and peripherals products focusing largely on the government sector. And the third known competitor is 308 Systems Inc., based in Colorado, which sells a “mobile office in a box” designed to support a single user.

In light of the relatively small number of shipments by ourselves and by these three focused competitors in comparison to what we believe is the total potential market for deployable Incident Command solutions, EOCs and related devices, in our view the market remains largely untapped. Thus, we do not need to rely on taking market share away from these competitors in order to expand our presence in our target market.

We believe that most customers for deployable Incident Command solutions, EOCs and related products are motivated primarily by product functionality and similar factors. To most prospective customers in this market, price differences between competing products are typically a secondary factor. As a consequence, and in general, we seek to compete principally by offering the most comprehensive solution available rather than by offering the lowest-cost solution.

Suppliers

The majority of the components that are included in our solutions are “commercial off the shelf” (COTS) components, available from a variety of suppliers. We have selected the particular components based on our assessment of their functionality, reliability, price and other factors, but in nearly all instances components produced by other suppliers could be substituted. We also have no reason to believe that the supplies of any of these components are limited.

There are two categories of components currently incorporated in our products that are not COTS components: the power supply, built for us by a contract manufacturer to our own proprietary specifications; and the communications components that provide “mesh networking” capability. The production facilities and methods used to produce the power supplies are not unique, and we could shift production to a different contract manufacturer if our current manufacturer ceased to be capable of producing in sufficient quantities or to our specifications.

We currently procure all of our mesh networking components under Strategic Alliance Agreements from two suppliers, Rajant Corporation and MeshDynamics, Inc. There are, however, other suppliers of relatively comparable mesh networking components. Our agreement with Rajant provides for minimum purchase levels during each year of the term, but also provides that we will cease to be bound by those minimum purchase levels if at any time we determine that Rajant’s technology no longer reflects then-current industry-leading technology standards, and Rajant is unable to correct that failure or establish that it does, in fact, reflect industry-leading technology standards to our reasonable and good faith satisfaction within ninety (90) days thereafter.

Major suppliers include Granite Power, a division of Vicor, for power management boards; Stratos, Inc. for satellite terminals; Rajant Corporation for networking components; and Twinhead Corporation, for ruggedized laptops.

Customers

By their nature, our products are sold largely to government entities. While over time we expect these customers to include a range of federal, state and local entities domestically and foreign entities, to date more than 77% of our sales have been to various departments and agencies of the U.S. federal government. These departments and agencies have included:

Branches and Agencies within U.S. Department of Defense

o	U.S. Army – U.S. Northern Command, Joint Task Force for Civilian Support
o	U.S. Air Force – Hammer Adaptive Communications Element (ACE) team

Branches and Agencies within U.S. Department of Homeland Security

o	Federal Emergency Management Agency
o	Department of Homeland Security Wireless Management Organization

In 2006, these four customers accounted for approximately 89% of our total revenue. During 2007, the Company deferred sales efforts while it addressed product improvement and development of next generation products. The one sale recorded during this time was to a commercial customer in the oil and gas industry, Taylor Energy. Sales efforts resumed during the third calendar quarter of 2007, and we have begun to receive purchase ordersfor our updated products.

Patents, Trademarks, Licenses and other Agreements

Because our products incorporate third party components, including software, the sale of our products to our customers in part entails the resale of those third-party components. We hold reseller agreements with our suppliers that, where applicable, enable us to pass on to our customers an end-user license agreement to the extent necessary for the operation of the software or other component. Our Strategic Alliance Agreement with Rajant Corporation (discussed above under the heading “Suppliers”) also provides similar rights to grant sublicenses to our customers in the event we elect to install Rajant’s software directly into hardware that we produce rather than incorporate hardware that Rajant has produced. That agreement with Rajant is for an initial term of three years, expiring in March 2010.

We do not currently hold any issued patents or registered trademarks, although we have applied for a patent entitled “Man-Portable Incident Command Platform”. There are various aspects of the patent, which covers recharging controls and plurality of communications. There is no certainty that this patent, if obtained, will be of substantial protection or commercial benefit to the Company. Furthermore, it is not known whether the pending patent application will ultimately be granted or whether the patent, if issued, will prevail if challenged in litigation.

Government Approvals

As discussed above under the heading “Customers,” approximately 77% of our historical sales have been to U.S. government customers. Moreover, various agencies and branches of the U.S. Department of Defense, taken together, accounted for approximately 89% of total sales in 2006. While it is not legally required to be an approved vendor to sell to the government, we have established, through a third party contract, a “GSA Schedule” with the U.S. General Services Administration (GSA) with respect to many of the products we sell, and have applied for an approved GSA Schedule independently. GSA Schedules are product and price lists that are periodically reviewed and approved by the GSA as the basis for purchases by federal government agencies. Those GSA Schedules greatly facilitate our sales to government end-users. If the GSA were to refuse to approve those GSA Schedules, we could lose much of our government revenue base, and our business and results of operations would be materially and adversely affected.

In their standard configuration, our products comply with applicable U.S. Federal Communications Commission (FCC) regulations regarding wireless transmissions. As such, they do not require any separate approval from the FCC. Higher power antennas may cause a NOMADTM to exceed the FCC’s regulatory limits, and a customer who wishes to substitute a higher power antenna may be required to obtain approval of the FCC prior to its use. The FCC’s regulations apply only to use of our products within the United States, but comparable regulations in some other countries also impose limitations on wireless transmissions, which may be more or less stringent than those of the FCC.

Government Regulation

U.S. export control laws and regulations of the U.S. Department of Commerce, and similar regulations by the U.S. Department of State and other agencies, place some restrictions on our ability to sell certain of our components in certain countries outside the United States, or to certain specific end-users. At least for certain of the technologies that we incorporate in our products, the existence of these laws may effectively preclude sales in some foreign countries which would otherwise present attractive sales opportunities. In most cases, we expect to sell to non-U.S. customers through distributors and to have our distributors take delivery of our products within the United States, thereby placing the primary burden of complying with export control laws on the distributors.

With the exception of export control laws and regulations and similar regulations of other agencies, we are not aware of any existing or pending regulations of the U.S. government, or of states within the United States, that materially affect our business (other than general regulations that affect all businesses).

Research and Development

Our research and development expenditures in 2006 and the first six months of 2007 have been approximately $33,000 and $182,000, respectively. These costs primarily relate to the integration of components and development of the proprietary power supply system that is included in our NOMADTM, along with design and testing of new product concepts. We had no research and development expenditures in 2005.

We continually seek to enhance the functionality of our products through further development efforts. We are seeking to develop additional products for the vertical markets into which we sell our NOMADTM , including both hardware and software.

Employees

As of September 13, 2007, we employed 10 people, of whom 7 were full-time and 3 were part-time. None of our employees are subject to collective bargaining agreements. Following the successful raise of additional capital, we will increase the number of employees. Initially, we do not expect to increase headcount by more than approximately 5 people, excluding increases through acquisitions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

The consummation of the Z5 Merger marks the commencement of operations for Fortified in its current line of business, providing solutions to the Emergency Management and Response sector. Z5 has been operating in this sector since early 2006. Historical aspects of the discussion below relate to the operations of Z5 during the stated periods.

As of the effective date of the Merger, September 13, 2007, we held approximately $400,000 in cash on a consolidated basis. Our current total monthly operating expenses are approximately $150,000.

We have secured a standby commitment from a third party for $2.7 million of funding in specified tranches through November 2007 (of which $500,000 has been funded through September 13, 2007), to provide funding while we work with investment bankers to obtain private funding from accredited investors and institutions, in an amount targeted to be between $12,000,000 and $20,000,000. If the latter financing is obtained, it may not be on commercially acceptable terms or may otherwise substantially dilute the equity interests of current stockholders in the Company.

The funding, if raised, will be used for working capital, to fund continuing research and development, and to finance acquisitions of synergistic businesses. We have reached an understanding with FastNet Solutions, Inc. (“FastNet”), based in Lynn, Massachusetts, to acquire FastNet. If consummated, Fortified’s acquisition of FastNet would add to our portfolio a unique research and engineering company that also manufactures wireless equipment. FastNet offers products consisting of range extenders, commercial-grade sector antennas, and omni antennas. In addition, FastNet’s Mobile Rugged Division designs custom enclosures and equipment integration for commercial and military equipment. These enclosures are designed to meet strict and demanding field requirements such as JTRS Cluster 5, and are fabricated for maximum reuse, expansion, and ruggedness. We contemplate adopting these enclosures for our existing NOMADTM line of C4ISR products, in addition to continuing to sell them to third-party customers. FastNet currently employs 6 full time people, and we plan to cause it to hire approximately 5 additional employees if we complete its acquistion . There is no assurance, however, that the acquisition of FastNet will be consummated and there remains no definitive agreement in place regarding such transaction at this time.

Liquidity and Capital Resources

Since inception, we have operated at a loss. During the six months ended June 30, 2007, we raised approximately $1,685,000 through the sale of notes, and an additional $750,000 subsequent to June 30, 2007 also through the sale of notes, certain of which are convertible into equity. These funds were primarily used to make bridge loans to fund operations of planned merger candidates, Aegis Industries, Inc., a Delaware corporation, and Z5. As of September 13, 2007, we had a cash balance of approximately $400,000.

In connection with the Merger, we entered into a Standby Financing Commitment with a third party, Clarus Capital Limited and one of its affiliates (collectively, “Clarus”), under which Clarus has committed to direct or indirect investments up to an aggregate of $2.7 million in Fortified, Of this amount, $500,000 was funded during the two weeks preceding the Merger (the balance of which is included in the cash on hand as of the closing), and $2.25 Million is committed to be funded between the closing of the Merger and November 2007.

Clarus’ obligation consists of a “standby” commitment, which will be offset by funds that we expect to raise through a private offering of equity and/or equity-linked securities. We are in active discussions with an investment banker to manage this offering, which we expect to commence imminently. This offering will be made to a limited number of accredited investors, and is targeted to raise gross proceeds of between $12 million and $20 million (the “Private Offering”). Clarus’ investments will be made initially in the form of convertible promissory notes, but at such time as we raise at least $500,000 in the Private Offering its investments will be made on the same terms as those in the Private Offering.

Based on our current operating plan, and assuming we will raise the maximum targeted amount in the Private Offering, we anticipate that we will expend a minimum of $15 million of proceeds from the Private Offering through December 2008. In addition to costs associated with production of units of the NOMAD™ units (which, as noted above, will vary based on the number of units that we manufacture), we anticipate that our most significant costs during that time frame will be the following items:

  Mergers and Acquisition costs, including the cash portion of purchase price, if any, and transaction related costs, which are currently anticipated to total approximately $12.0 million. This includes $5 million payable under the promissory note resulting from the Merger with Z5, and other costs associated with the Merger.

  Research and development expenses, including salaries and associated employee benefits and travel, outsourced engineering and design services, and testing, which are currently anticipated to total approximately $1.0 million.

  Sales and marketing expenses, which consist primarily of salaries, associated employee benefits, travel expenses of sales and marketing personnel, promotional expenses and the costs of programs aimed at increasing revenue such as advertising, trade shows, public relations and other market development programs, which are currently anticipated to total approximately $ 1.0 million; and

  General and administrative expenses, which consist of salaries of our management, finance and administrative staff, and associated employee benefits and travel; facilities costs; information systems costs; legal, accounting and other professional fees; and other corporate costs, which are currently anticipated to total approximately $ 1.0 million.

We anticipate that the additional capital will come principally from one or more of the following: sale of additional securities, debt financing, customer deposits, working capital generated from unit sales or vendor credit terms. We do not currently have any financing arrangements or lines of credit with lenders. Since inception, we have not generated significant revenue and there can be no assurance that we will generate significant revenue in the future.

If the amount raised in the Private Offering is less than the $20 million currently targeted as the maximum offering amount, the first area of reduced spending would likely be in Mergers and Acquistions. Such a reduction would likely slow the pace of our anticipated acquisition of synergistic businesses in the Emergency Management and Response sector.

Prior to the Merger, the Company relied on convertible notes and advances from related parties to meet working capital needs at times when operating cash flows were insufficient on their own. The principal uses of cash have been for product development and manufacture, general and administrative expenses, advances to a related party, and investments in demonstration equipment. While we expect revenues to increase materially during the third and fourth calendar quarters of 2007 relative to prior periods, our revenues (and gross profits from those revenues) are still expected to fluctuate widely from period to period, and in any event are not expected to be sufficient to fund core operating expenses for the near future.

Since inception, we have incurred approximately $95,000 in capital asset expenditures, primarily related to demonstration equipment, office equipment and furniture. Future requirements will include similar types of expenditures. We anticipate capital expenditure spending of less than $100,000 during the remainder of 2007, primarily consisting of computer equipment, demonstration units, and assembly and test equipment. We do not anticipate significant investment in manufacturing equipment while production remains outsourced.

Based on the current pace of our sales activity for our NOMADTM products, coupled with financing proceeds that remain available to us under the Standby Financing Commitment from Clarus, we believe that even if we are unable to raise additional funds in the Private Offering, we will have sufficient liquidity to fund our operations for at least the next 12 months. However, in light of our current limited stockholders’ equity as well as our lack of operating history, if we are unable to raise sufficient capital in the Private Offering there can be no assurance that we will be able to fund the development of our business in the manner we currently contemplate. In that event, the growth of our business and our prospects would be materially and adversely affected. Moreover, even if we are able to obtain the necessary additional capital on a timely basis and on acceptable terms, the holders of the Common Stock may experience substantial dilution from the Private Offering.

Financial Condition and Results of Operations

In early 2006, we were primarily engaged in organizational activity including product development, negotiating vendor contracts, engaging and developing our initial customer base, and recruiting and managing staff. Our first products shipped in the third calendar quarter of 2006, to the City of New Orleans Police Department, and sales of military products began during the fourth calendar quarter of 2006. Total sales for 2006 were approximately $670,000. During the first two calendar quarters of 2007, we returned our focus to the development and release of next generation products, and consequently sales were limited (with immaterial exceptions) to a single customer during this period, totaling approximately $60,000.

While the business existed during 2005 and early 2006, we do not believe that period-to-period comparisons of our results of operations are meaningful because there were no comparable operations during that time. Further, due to the current stage of our business, the relationships between revenue, cost of revenue and operating expenses reflected in the financial information included herein do not represent future expected financial results.

Costs associated with manufacture and distribution of NOMAD™ and associated products are variable based on the specific units that we sell during a given period. Since inception, the Company has outsourced production to third party manufacturers. While this is expected to continue for the immediate future (at least into mid-2008), management is investigating opportunities to acquire assembly facilities to improve gross margins, improve quality and ensure production needs can be met.

We expect our operating expenses will increase as we increase our transaction volumes, research and development activities, and sales and marketing activities. We anticipate developing new product versions with improved functionality or additional features which will require retesting along with accessories. However, we also anticipate that revenues will increase at a faster rate than operating expenses during the next 12 months. Our anticipated areas of expansion and associated expenditures are summarized above under Plan of Operation.

We anticipate funding for the activities described above will come principally from some or all of the following sources: working capital generated from sales of products and services, additional funding through continued sale of securities, and debt financing. We do not currently have any financing arrangements or lines of credit with lenders.

We have completed development of the next generation of NOMAD™ products, and are able to produce sufficient quantities to meet current demand.

Revenue

Since inception, we have generated approximately $730,000 of revenue. We began initial production during 2006 and have established a suggested base retail unit list prices ranging between $16,000 and $32,000 within the NOMAD™ models. Unit prices for resellers and for purchases under GSA contracts reflect discounts off of the retail pricing. At volume production levels, we expect the gross margin to be approximately 45%. Our margins for initial sales have been approximately 41%, reflecting low-volume production coupled with other one-time costs specifically associated with producing these units.

Cost of Sales

Cost of goods sold consists primarily of direct costs of the manufactured units. Many factors are anticipated to affect our gross margin, including, but not limited to, market conditions, competition, production order volumes and supplier pricing. As noted above, the Company currently does not operate our own production facilities, and we intend to continue to outsource production to a third party manufacturer as we investigate opportunities to acquire our own assembly capabilities. Cost of goods sold on units sold during the first quarter of 2007 were higher than expected due to low-volume production coupled with other one-time costs specifically associated with producing customized units.

Cost of Sales also includes incremental warranty reserve for sales. Management believes that the warranty reserve of $10,000 as of June 30, 2007 is sufficient. However, given our limited operating history, we cannot reliably predict the level of warranty claims, and such claims may exceed the warranty reserve. We will continue to develop an estimate for warranty claims based on experience.

Research and Development

Research and development expenses incurred in the design, development and testing of our product include compensation and benefits for management and staff, outsourced engineering and consulting services, electronic parts, testing, and other miscellaneous expenses.

Research and development expense of approximately $182,000 represented 20% of total operating expenses during the six months ended June 30, 2007.

In the future, we expect that research and development spending related to new products and the NOMAD™ family of products will increase as we continue to define new versions to meet additional market needs and integrate new capabilities and components.

Selling, General and Administrative

Selling, general and administrative expenses include all corporate and administrative functions that serve to support our current and future operations and provide an infrastructure to support future growth. Major items in this category include compensation and benefits for management and staff, travel related expenses and professional services. Selling, general and administrative expenses consisted of the following:

	Six months
	ended	Percentage of
	June 30,	total operating
	2007	Expenses

Sales and marketing	$139,000	19%
General and administrative	522,000	71%
Stock based compensation	71,000	10%
Total selling, general and administrative expenses	$732,000	100%

Selling, general and administrative expenses increased during the six months ended June 30, 2007 due to increased number of employees, costs associated with the merger, and stock based compensation. Future spending is expected to increase as we continue to add employees for sales and marketing, shared services, and management, however, we expect these costs to decrease as a percentage of revenues over the next year as revenues continue to ramp up.

Stock-based compensation resulted from the amortization of compensation related to stock options granted to employees, consultants and members of our board of advisors.

The aggregate non-cash compensation expense to be recognized in the future for awards that were unvested at June 30, 2007 is approximately $640,000, significantly all of which will be recognized during 2007. We expect to continue issuing stock options as an important component of incentive compensation. Stock-based compensation charges can fluctuate substantially from period to period based on the fair market value of our stock and the number of options granted during each period.

Interest Income

Interest income for the six months ended June 30, 2007 is a result of interest earned on amounts due from loans to a non-executive employee.

Income Tax Expense

Prior to the merger, Z5 was not required to pay income taxes because it is a Limited Liability Company, whose tax obligations were passed through to its equity holders. The business of Fortified prior to the Merger has incurred operating losses since inception and accordingly has not recorded a provision for income taxes for any of the periods presented.

Critical Accounting Principles

Below is a brief description of key accounting principles which we have adopted in determining our recognition of revenues and expenses:

Convertible Instruments

When the Company issues convertible instruments with detachable instruments, the proceeds of the issuance are allocated between the convertible instrument and other detachable instruments based on their relative fair values pursuant to Emerging Issues Task Force (“EITF”) Issue No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”. The resulting discount of the convertible instrument is amortized into income as interest expense over the term of the convertible instrument.

When the Company issues convertible debt securities with a non-detachable conversion feature that provides for an effective rate of conversion that is below market value on the commitment date, it is known as a beneficial conversion feature (“BCF”) and pursuant to EITF Issue No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27, the conversion feature of the security that has characteristics of an equity instrument is measured at its intrinsic value at the commitment date and is recorded as additional paid in capital. A portion of the proceeds of the security issued is allocated to the conversion feature equal to its intrinsic value to a maximum of the amount allocated to the convertible instrument. The resulting discount of the debt instrument is amortized into income as interest expense over the conversion feature’s vesting period.

Revenue Recognition

We recognize revenue in accordance with SEC Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. Under these guidelines, revenue is recognized when persuasive evidence of an arrangement exists, shipment has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured. Under these requirements, when the terms of sale include customer acceptance provisions, and compliance with those provisions has not been previously demonstrated, revenues are deferred and recognized upon acceptance. Revenue will be deferred and recognized once acceptance has occurred.

Stock Based Compensation

Awards under our stock option plans are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R (SFAS 123R) Share Based Payment, EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees For Acquiring, Or In Conjunction With Selling, Goods or Services” and SAB No. 107, Share-Based Payment. Compensation is measured on the grant date of an award and recognized over the service period for which the award was granted, generally the vesting period. For awards with graded vesting, compensation is recorded using the straight line method over the vesting period, but in no event shall total compensation recognized under the awards be less than the aggregate fair value of shares vested under such awards. Stock option related compensation is equal to the fair value of the award which we determine using a binomial option-pricing model.

Income Taxes

We account for income taxes using the asset and liability method, as provided by SFAS 109, Accounting for Income Taxes (SFAS 109) which requires the recognition of different tax assets and liabilities for the future tax consequences of temporary differences between the financial statement and tax basis carrying amounts of assets and liabilities. No income taxes were provided because we have incurred losses from our inception. Due to the company’s limited operating history and, therefore, uncertainty of future taxable income, no future tax benefits have been recognized.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for us on January 1, 2008. We do not expect that this adoption will have a material impact on our financial statements.

Risk Factors

Risks Specific to Us

We have negative working capital, have incurred losses since inception and expect to continue to incur losses for the foreseeable future. We will require additional capital financing in connection with our Merger with Z5 and our planned expansion of operations, and we may have difficulty obtaining such additional capital on acceptable terms or at all. If adequate funds are not available, we may be required to curtail our operations, or obtain funds on unfavorable terms.

We are in the early stages of our life cycle and have limited operating history. Therefore, there is limited historical or current operating information upon which an investor can base its investment decision. To date, we have engaged primarily in development, product testing and initial production of our products, engaging distribution sources, and making other arrangements necessary to begin full-scale operations. We have generated only limited revenues. Our prospects must be considered in light of the risks frequently encountered by a start-up technology company formed to engage in a relatively new and potentially competitive industry.

Moreover, as an early stage company, we have limited experience in implementing and managing our planned business in an operational setting. Accordingly, there can be no assurance that we will be able to successfully implement our business plans or strategies. We cannot provide any assurance that we will be successful in addressing the risks which we may encounter, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may never achieve profitability, which failure would adversely impact the price of our common stock.

While we believe that our products are differentiated from the competitive offerings in the marketplace, those differences add to the speculative nature of our business. The lack of substantial sales of comparable products makes it difficult to to assess the demand for our product. We therefore can provide no assurance that we will ever generate sufficient revenues to achieve profitability from our planned operations.

Although we are not aware of any existing impediments, we can give no assurance that we will be able to operate without infringing upon the proprietary rights of third parties. We may have to alter our products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights or other intellectual property rights of third parties, any of which could result in a material adverse effect upon our financial condition, results of operations and future prospects.

We may be unable to adapt to technology trends or evolving industry standards which would impede our ability to successfully develop and sell new products. We will need to adapt to competitively significant changes in component technology as well as to advanced technology used by our competitors. New products based on new technologies or new industry standards expose us to risks of technical or product obsolescence. We may not be successful in using new technologies effectively, developing new product iterations or enhancing existing products in a timely manner. If we are unable to adapt to technology trends and evolving industry standards, our financial condition, results of operations and future prospects will be materially and adversely affected.

We do not intend to create facilities to manufacture our products and therefore we rely on third party manufacturers, which may have a material adverse effect on our ability to manufacture and sell our products. This dependency could negatively affect our sales and marketing efforts if the sources of such supply prove to be unreliable or unavailable. If the contracted manufacturing source is unreliable or unavailable, or if we experience delays in the supply chain for our product resulting in insufficient quantities of particular components to complete the manufacturing of our product, which could have an adverse effect on our financial condition, results of operations and business.

If we are unable to retain key personnel and industry partners, we may be unable to achieve our goals and our business could be adversely impacted. Our success is heavily dependent on the continued active participation of our current executive officers and strategic partners. The loss of the services of one or more of these managers or strategic partners could have a material adverse effect upon our business, financial condition and results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified personnel, and the loss of any such persons, or an inability to attract, retain and motivate additional highly skilled employees could have a materially adverse effect on our financial condition, results of operations and future prospects.

We have entered into agreements with our executive officers containing non-disclosure and non-competition provisions. The non-competition agreements are limited in duration and are not effective under certain circumstances, such as the improper termination of the executive or the termination by the executive for good cause. Regardless of the non-competition agreements executed with executives, there can be no assurance that executives will remain associated with us or that they will not compete, directly or indirectly, with us. Moreover, the enforceability and scope of non-competition agreements are often litigated and there is no assurance that such provisions will be enforceable as written.

We are a early stage company with limited personnel and other resources, and have not fully designed and tested a system of internal control policies, procedures, testing and oversight. Moreover, the Company has not yet constituted an audit committee, a compensation committee, or any other committee of the Board of Directors. Effective internal controls are necessary for us to provide reliable financial reports. If we are unable to implement an effective system of internal controls we may be unable to provide reliable financial reports, our operating results could be misstated, our reputation may be harmed and the trading price of our stock could be negatively affected.

Risks related to our industry

The markets for Command and Control, Communications and Compute (C4) solutions are highly competitive and we may be unable to compete effectively. The market for rapidly deployable incident management and emergency operations support products is diverse and highly competitive and is characterized by relatively low entry barriers. Moreover, it is subject to constant technological change and intense marketing by providers who may be capable in a short period of time to introduce products similar to the NOMAD™ device. Our current competitive edge in large part depends upon the extensive knowledge of our management team in creating and thus far developing the NOMAD™ and other devices and in our relationships with our strategic partners and potential customer base. While we believe that this is a significant competitive advantage, it is not one that depends upon any resource that is unique to us. We expect that new competitors are likely to enter this market, potentially using the same market entry strategy employed by us. Any potential competitors may be significantly larger and have substantially greater market presence, greater financial, technical, operational, sales, marketing and other resources and experience, including more established relationships with vendors, distributors and partners, than we have. In the event that such a competitor expends significant sales and marketing resources in one or more of the market segments in which we operate, we may not be able to compete successfully in such markets. We believe that there will be significant competition in the market for products having functionality similar to the NOMAD™ device. Such competition will exert downward pressure on prices. In addition, the pace of technological change could make it impossible for us to keep pace with such competitors in such an environment. If our competitors were to provide better products or better prices, our results of operations, financial condition and future prospects will be materially adversely affected.

Risks Related to the Securities Markets and Investments in our Common Stock

The price of our common stock may be volatile, which may limit our ability to raise capital in the future or cause investment losses for our stockholders. Our common stock is currently quoted on the OTC Bulletin Board.

The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market will exist at all times, and in recent years the shares of many smaller companies like Fortified that are quoted on the OTC Bulletin Board have experienced extreme price volatility and volume fluctuations. This volatility can occur for many reasons, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment. Those factors that could cause fluctuations include, but are not limited to, the following:

  price and volume fluctuations in the overall stock market;
  fluctuations in stock market prices and trading volumes of similar companies;
  actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;
  general economic conditions and trends;
  major catastrophic events;
  sales of large blocks of our stock;
  departures of key personnel;
  events affecting any strategic partners or collaborators;
  announcements of new products or technologies, commercial relationships or other events by us or by our competitors;
  regulatory developments in the United States and other countries;
  failure of our common stock to be quoted on the OTC Bulletin Board or listed on the Nasdaq Stock Market, American Stock Exchange, or other national securities market or exchange;
  changes in accounting principles; and
  discussion of us or our stock price by the financial and technical press and in online investor communities.

Due to such volatility, our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings at a time that they require liquidity.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due simply to the potential volatility of our stock price, we could become the target of securities litigation in the future. Even if meritless, securities litigation could result in substantial costs and divert management’s attention and resources from our business.

Our common stock is considered to be “penny stock,” which may make it more difficult for investors to resell their shares to third parties. Our common stock may be deemed to be “penny stock” as that term is defined in Rule 3a51-1, promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a “penny stock” for the investor’s account. We urge potential investors to obtain and read this disclosure carefully before purchasing any shares that are deemed to be “penny stock.”

Rule 15g-9 promulgated under the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any “penny stock” to that investor. This procedure requires the broker-dealer to:

  obtain from the investor information about his or her financial situation, investment experience and investment objectives;
  reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has enough knowledge and experience to be able to evaluate the risks of “penny stock” transactions;
  provide the investor with a written statement setting forth the basis on which the broker-dealer made his or her determination; and
  receive a signed and dated copy of the statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.

Compliance with these requirements may make it more difficult for investors in our common stock to resell their shares to third parties. Accordingly, our common stock should only be purchased by investors who understand that such investment is long-term and illiquid, and are capable of and prepared to bear the risk of holding the investment for an indefinite period of time.

We may incur increased costs as a result of recently enacted and proposed changes in laws and regulations relating to corporate governance matters which may cause us to reallocate our resources, which could adversely affect our business.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the SEC, will result in increased costs to us as we evaluate the implications of these laws and regulations and respond to their requirements. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.

We may not be able to achieve secondary trading of our stock in certain states because our common stock is not nationally traded, which could subject our stockholders to significant restrictions and costs. Because our common stock is not approved for trading on the Nasdaq Stock Market or listed for trading on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our stockholders. While we may register our common stock or qualify for exemptions for our common stock in one of more states, if we fail to do so the investors in those states where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

Additional authorized shares of common stock available for issuance may adversely affect the market for our common stock and dilute the interests of our stockholders. We are authorized to issue 200,000,000 shares of our common stock. As of September 19, 2007, we had approximately 55,600,000 shares of our common stock issued and outstanding, excluding shares issuable in the future pursuant to the Z5 Merger and upon exercise of our outstanding options. We may issue the remaining shares of our common stock without stockholder approval.

We expect to issue additional common stock in the Private Offering that we intend to undertake imminently. Moreover, if we undertake future acquisitions as contemplated, it is likely that we will issue additional common stock or other securities as part of the purchase price for those target companies. Such future issuances could be at a price lower than the then-current trading price of our common stock. Further, whether the price of any subsequent issuance is lower or higher than our common stock’s then-current trading price, any future issuance of our equity will cause an investor’s percentage ownership in the Company to be reduced. Additionally, sales of substantial amounts of the common stock in the public market by the purchasers of those new shares, or perceptions that such sales may take place, may lower our common stock’s market price.

Shares eligible for future sale may adversely affect the price of our common stock. The shares issued in the Merger with Z5 are not currently registered, and are therefore “restricted securities” under applicable securities laws and are not currently tradeable on the open market. However, the Company is contractually obligated to seek to register those shares with the SEC to permit their resale. Moreover, even if they are not registered with the SEC, those shares will ultimately become eligible for resale by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. In general, Rule 144 also permits holders of restricted securities who are not affiliates of the Company to sell those securities without any volume limitation once they have satisfied a two-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

It is uncertain whether we will ever pay dividends or ever provide an opportunity for any return on investment. Our securities should not be purchased by persons who cannot afford the loss of their entire investment. It is unlikely that we will pay dividends on our common stock in the foreseeable future, if ever. Accordingly, it is likely that the only way investors will be able to obtain liquidity for their investment in our common stock is through the resale of their shares in the open market. For the reasons summarized above, the price of our common stock is likely to fluctuate considerably, and an investor may be unable to sell his or her shares at a time that the investor requires liquidity. Our securities should therefore not be purchased by persons who cannot afford the loss of their entire investment.

DESCRIPTION OF PROPERTY

We lease approximately 1,200 square feet of office space at 125 Elm Street, New Canaan, Connecticut, used as our corporate headquarters. Currently, the lease is month-to-month. In addition, we lease approximately 500 square feet of office space at 8310 South Valley Highway, Englewood, Colorado.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The table below reflects the number of shares of common stock owned as of the closing of the Merger on September 13, 2007 by each person or group we believe to be the beneficial owner of more than five percent of our voting securities. Unless otherwise indicated, the address for each such person is care of Fortified Holdings Corp., 125 Elm Street, New Canaan, CT 06840.

Title of Class	Name and Address of	Amount and Nature of	Percent of Class
	Beneficial Owner	Beneficial Ownership
Common Stock	Mr. Stanley Major RR#1, Site 11, Box 21 Millet, AB T0C1Z0 Canada	16,400,000	29.5%

Common Stock	Thomas Keenan Ventures	5,000,000	9.0%

Common Stock	Mr. Brendan T. Reilly (1)	7,037,053	12.2%

(1)	Included in the shares owned beneficially by Mr. Reilly are:

	(a)	2,037,053 shares subject to exercise of options (initially granted by Z5, and replaced with options granted by Fortified in the Merger) which are exercisable in the next 60 days.

	(b)	5,000,000 shares of common stock owned by TKV. Mr. Reilly may be deemed to beneficially own these shares because of his controlling interest in TKV.

Security Ownership of Management

The table below reflects the number of shares of common stock owned as of the closing of the Merger on September 13, 2007 by:

o	each director,
o	each executive officer required to be named in the Summary Compensation Table; and
o	all directors and executive officers, as a group.

Unless otherwise indicated, the address for each such person is care of Fortified Holdings Corp., 125 Elm Street, New Canaan, CT 06840

Title of Class	Name of Beneficial Owner	Amount and Nature of	Percent of Class
		Beneficial Ownership
Common Stock	Brendan Reilly (1)	7,037,053	12.2%
Common Stock	Alan Hurwitz (2)	1,127,943	2.0%
Common Stock	Kirk Hanson	0	0.0%
Common Stock	Dennis Mee	0	0.0%
Common Stock	David Kirby	0	0.0%
Common Stock	All Directors and Officers (3)	7,753,231	13.3%

(1)	Included in the shares owned beneficially by Mr. Reilly are:

	(a)	2,037,053 shares subject to exercise of options (initially granted by Z5, and replaced with options granted by Fortified in the Merger), which are exercisable in the next 60 days.

	(b)	5,000,000 shares of common stock owned by TKV. Mr. Reilly may be deemed to beneficially own these shares because of his controlling interest in TKV.

(2)

Included in the shares owned beneficially by Mr. Hurwitz are 716,178 shares subject to exercise of options (initially granted by Z5, and replaced with options granted by Fortified in the Merger) which are exercisable in the next 60 days, and 411,765 shares allocable directly to Mr. Hurwitz from shares held by TKV, based on his ownership in TKV.

(3)

Included in the amount of beneficial shares owned by All Directors and Officers are the 5,000,000 shares held by TKV and deemed to be controlled by an Officer, plus 2,753,231 shares subject to exercise by the Officers of options (initially granted by Z5, and replaced with options granted by Fortified in the Merger) which are exercisable in the next 60 days.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers and Significant Employees

Our current Directors and Executive Officers are as follows:

Brendan T. Reilly, age 42, became Chairman, CEO and President, Fortified Holdings Corporation (FHC), and President of Fortified Data Communications, Inc., a wholly-owned subsidiary of FHC upon the effective date of the merger with Z5. Prior to the merger with Z5, Mr. Reilly was the Chairman, CEO and President of Z5 Technologies LLC from April 2006 through the merger. Mr. Reilly also serves as the Managing Director of TK Management LLC, the management company that operates Thomas Keenan Ventures (TKV), the owner of Z5 Technologies LLC prior to the Merger, and President of TK Advisors Inc., a management services company providing executive support for Z5 and one other company in which TKV has invested. Prior to Z5 Technologies, Mr. Reilly served as a Director of SAN Holdings Inc. (OTC: SANZ) and Vice President of its subsidiary SANZ Inc. a data management integration services and geospatial software company. While at SANZ, Mr. Reilly was responsible for creating and managing the SANZ Federal business unit and growing the company’s government business practice from inception to more than $30 million in revenues in just over thirty months. Prior to SANZ, Mr. Reilly co-founded two high-tech companies; the first - ITIS Services, a data management and storage services company received venture funding and accumulated more than $13 million in revenue prior to being sold in 2001 to Storage Area Networks Inc. for $16 million, the second - Raging Knowledge Inc. an enterprise knowledge management software company was venture backed and sold two years after inception to a publicly held UK-based software company for $4.1 million. Prior to 1999, Mr. Reilly spent eight years with EMC Corporation. Mr. Reilly currently serves as Director of Alvarez & Associates LLC, in which TKV holds a minority interest, the Helping Heroes Foundation, The Fortified Group, and Catholic Charities of Fairfield County. Mr. Reilly attended Providence College and is a graduate of Harvard Business School (AMP166).

Alan Hurwitz, age 44, became Executive Vice President and Chief Financial Officer of Fortified Holdings Corporation upon the effective date of the merger with Z5. Prior to the merger, Mr. Hurwitz was Chief Financial Officer of Z5 Technologies LLC from April 2007 until the merger. Mr. Hurwitz joined Z5 from Revonet, Inc., a data-driven marketing business serving technology and telecommunications companies, where he was CFO and Secretary from January 2004 through March 2007. Prior to joining the Revonet team, he was CFO of HMonline, a revenue cycle application service provider in the healthcare industry and was Co-founder, CFO and Corporate Secretary of PowerSmart, Inc., a power management semiconductor company spun-off from Duracell. Mr. Hurwitz played an integral role in the successful merger of PowerSmart into Microchip Technology Incorporated (NASDAQ: MCHP) during 2002. Prior to the spin-off, he was responsible for the finances of Duracell’s New Products and Technology Division, managed Duracell’s global internal audit function and served as a member of the corporate integration team when Duracell merged with Gillette, now a Procter & Gamble Company (NYSE:PG). Before joining Duracell, Mr. Hurwitz was an audit manager in PricewaterhouseCoopers Middle Market group, serving public and private enterprises in various industries. For 22 years, Mr. Hurwitz has provided finance support to organizations in various stages of growth, responsible for all accounting, finance, legal, Human Resources, risk management and investor relations. His experience in finance and operations spans Fortune 1000 and growth companies in global technology, sales, manufacturing and distribution. Mr. Hurwitz is a CPA with a foundation as Public Accounting Manager augmented with experience in developing and implementing strategies to increase enterprise value.

Kirk Hanson, age 41, assumed the role of Chief Operating Officer of Fortified Holdings Corporation in June 2007. In this role, Mr. Hanson is responsible for building capabilities for driving operational efficiencies. Mr. Hanson has 16 years of executive management and leadership experience in diverse roles as COO, CFO, and CIO for various companies, mostly in the information technology arena. Most recently, Mr. Hanson served as CFO for Pacific Western Technologies. Prior to Pacific Western, he served as VP of Sales Operations for SANZ, Inc., a publicly traded data protection solutions company, where he was responsible for delivering shared services across the organization. Prior roles include the position of COO of Value Technology, and CFO of Data Management Solutions. Mr. Hanson graduated from the University of Colorado with a Bachelor of Arts in Political Science. Mr. Hanson also serves as Director of Operations for Alvarez & Associates, LLC, in which TKV holds a minority interest. Prior to joining FHC, Mr. Hanson served briefly as Director of Operations for Z5 Technologies LLC.

Dennis Mee, age 64 has served as a Director since November 2006, and until the effective date of the Merger with Z5, was FHCs acting CFO (since December 2006), and acting President (since May 2006). Mr. Mee is the founder of D.W. MEE and has been providing management consulting services to various companies since 2002, including financing/accounting advice and services, strategic planning and other operational management expertise. Prior to 2002 Mr. Mee served as CFO for Essentially Yours Industries, a distributor of wellness and health products in North America. From 1988-1993 Mr. Mee was Vice President, Finance for Cable & Wireless Telecommunications Inc., a Canadian provider of telecommunication services, networks and equipment with annual sales of over Cdn $80 million. Mr. Mee oversaw and had direction of all finance, purchasing, human resources, corporate affairs and MIS functions through five managers and an indirect staff of twenty-two. Mr. Mee is a Canadian Chartered Accountant and also holds a Bachelor of Commerce, Honours from Carleton University (Ottawa, Canada).

David M. Kirby, age 64, has served as a Director since November 2006. Mr. Kirby has been employed for the last five years as an independent financial advisor and placement agent specializing in advising and raising capital for

US and international private equity and mezzanine debt partnerships, operating as Kirby Capital Advisors of New Canaan, CT. Mr. Kirby is a graduate of Harvard Graduate School of Business Administration (MBA) and also holds a Bachelor of Science in Civil Engineering from the Georgia Institute of Technology.

EXECUTIVE COMPENSATION

Executive Compensation

Fortified paid no compensation to any of its executive officers during fiscal 2005 or 2006.

Subsequent to the end of fiscal 2006, we engaged the services of Dennis Mee, who served as our Chief Financial Officer and our Interim President until the closing of the Merger with Z5. His consulting firm, Part Time CFO, Inc. was paid an aggregate of $49,555 for his services in those capacities during the first nine months of fiscal 2007.

Effective as of the closing of the Z5 Merger, we entered into employment agreements with our new executive officers, as follows:

  Brendan T. Reilly – base compensation of $250,000 annually with bonus opportunity of up to $250,000, plus 2,000,000 stock options vesting over a period of 3 years, subject to acceleration under certain circumstances.
  Alan Hurwitz – base compensation of $200,000 annually with bonus opportunity of up to $100,000, plus 1,000,000 stock options vesting over a period of 3 years, subject to acceleration under certain circumstances.

Both such agreements are for an initial term of two years, renewing automatically thereafter for successive one year periods unless terminated on at least six months’ notice. Each agreement requires us to continue paying the executive’s salary and providing specified employee benefits for a period of two years following termination of employment in the following cases:

o	if we terminate his employment other than for cause,
o	if he terminates his employment due to our material change of his employment conditions; or
o	if he terminates his employment on account of a breach by us of the Merger Agreement with Z5 or certain related agreements.

Director Compensation

We have not paid any compensation to our Directors, for services in that capacity, during the last two (2) fiscal years. As of the date of this report, future compensation arrangements for Directors have not yet been determined.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

Brendan Reilly, who became our Chief Executive Officer upon the closing of the Z5 Merger, is the majority beneficial owner of Thomas Keenan Ventures LLC (TKV), and Alan Hurwitz, who became our Chief Financial Officer upon the closing of the Z5 Merger, holds a minority interest in TKV. As consideration for the Merger with Z5, the Company issued 5,000,000 shares of the Company’s common stock to TKV, and agreed to issue 10,000,000 of additional shares to TKV when certain minimum funding amounts are raised by the Company, but in no case later than February 15, 2008. As further consideration for the Merger, the Company issued TKV a promissory note in the principal amount of $5,000,000 bearing interest at 5% per annum (increasing to 13% if not paid in full on or before March 31, 2008, or upon occurrence of certain default events as defined in the note), guaranteed by the Company’s operating subsidiary, Fortified DataCom and secured by Fortified DataCom’s assets, which is payable as follows:

  $500,000 on October 8, 2007
  $1,000,000 on November 15, 2007
  $1,000,000 on January 1, 2008
  $1,250,000 on February 15, 2008
  Final installment in the amount equal to the then outstanding principal and interest on March 31, 2008.

Pursuant to the terms of the Merger, Mr. Stanley Major, a former President and former member of our Board of Directors returned 41,200,000 shares of common stock to the treasury for cancellation, without consideration.

Corporate Governance

The Company is in the process of reviewing its corporate governance policies and procedures. Accordingly, the Company has not yet constituted an audit committee, a compensation committee, or any other committee of the Board of Directors. The Company will disclose, in an appropriate filing under the Securities Exchange Act of 1934, the steps it will take with respect to corporate governance.

DESCRIPTION OF SECURITIES

Common Stock

Our Articles of Incorporation authorize the issuance of 200,000,000 shares of common stock with $0.001 par value. We are not authorized to issue any series or shares of preferred stock. Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by our By-Laws.

Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by our Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive, ratably, the net assets of the Company available to stockholders. Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights. To the extent that additional shares of our common stock are issued, the relative interest of then existing stockholders may be diluted.

Non-Convertible Debt Securities

Unsecured demand notes totaling $1,424,600 have been issued between October 12, 2006 and August 31, 2007. $24,600 of principal and related interest were repaid in 2007. The demand notes generally bear interest at 12% per annum, and provide for interest of 30% per annum for payments in arrears. No demands for payment have been made on outstanding demand notes as of the date of filing this Form 8-K.

Convertible Debt Securities

Unsecured convertible notes issued by the Company between April 26, 2007 and September 5, 2007 total $950,000. These notes bear interest at 12% per annum and are due upon the occurrence of either (i) the consummation of one or more related transactions pursuant to which no less than $15,000,000 of equity securities of the Company are sold for cash, or (ii) October 31, 2007. Principal and interest under these notes can be converted by the holder into unregistered common shares of the Company at a rate of $0.50 per share. No amounts have been converted to shares through the date of filing this Form 8-K.

The Company has raised $500,000 in borrowings between August 31, 2007 and September 6, 2007 pursuant to promissory notes that will mandatorily convert to equity in the contemplated Private Offering, if consummated. If not previously converted, each of these notes will mature one year from issuance.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s stock is quoted on the Over-The-Counter Bulletin Board (OTC). High and low closing prices since volume trading began in December 2006 are as follows:

Period	High	Low
December 2006	$0.84	$0.84
January 2007 – March 2007	$1.02	$0.70
April 2007 – June 2007	$1.14	$0.69
July 2007 – September 13, 2007	$0.86	$0.51

As of September 13, 2007, there were 11 holders of record of the Company’s common stock (with all persons holding in street name counted as a single holder).

The Company has not declared any cash dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below summarizes the outstanding options and other instruments that have been granted to date, and those that are authorized to be granted in the future, under our equity compensation plan :

Equity Compensation Plan Information

	Number of Securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders…………………	None	None	None
Equity compensation plans not approved by security holders …………………	8,000,000 shares of common stock	$0.50	4,000,000
Total …………	8,000,000	$0.50	4,000,000

The Board of Directors approved the Fortified Holdings Corp. 2007 Stock Plan (“Plan”) to encourage certain, officers, employees, directors and consultants to acquire and hold stock in the Company as an added incentive to remain with the Company and to increase their efforts in promoting the interests of the Company, and to enable the Company to attract and retain capable individuals. Key terms of the Plan include:

  Plan Adopted: September 13, 2007
  Plan Terminates: September 12, 2017
  Administered by a Committee of members of the Board of Directors
  Aggregate Number of Shares issuable under the Plan: 12,000,000

•	Types of grants included:
	o	Non-Qualified Stock Options (NQSOs)
	o	Incentive Stock Options (ISOs)
	o	Stock Appreciation Rights (SARs)
	o	Restricted Stock
	o	Unrestricted Stock
•	Grants expire no more than ten years from date of grant
•

Grants of ISOs, NQSOs and any associated SARs are generally issued at 100% of Fair Market Value, as defined, on the date of grant. ISO grants and any associated SARs to ten percent shareholders, however, are issued at 110% of Fair Market Value.

•

Unexercised grants generally terminate three months following termination of employment or service, except that termination due to death or disability extends termination of grants to twelve months. Termination of grants are subject further to expiration and terms included in individual grant agreements.

LEGAL PROCEEDINGS

The Company has one pending legal proceeding. Management believes that resolution of this matter will not have a material negative impact on the Company’s financial condition.

On or about June 8, 2007, Aegis Industries, Inc. (a Delaware corporation) (“AI”), Ken Stethem, Paul Evancoe, Carl Sangree, Anthony Passante, Mariella Marquez, Paul Archinard and Stan Hollaway (collectively, "Plaintiffs') filed an action against Fortified Holdings Corp., two of its directors, David Kirby and Dennis Mee, and other additional parties (collectively, “Defendants”) in the Second Judicial District Court, County of Washoe, State of Nevada (assigned Case No. CV 0701304). Plaintiffs allege claims for (1) Breach of Contract; (2) Breach of the Implied Covenant of Good Faith and Fair Dealing; (3) Unjust Enrichment; (4) Fraud/Fraudulent Misrepresentation; (5) Violation of Nevada Revised Statute 207.400 (RICO); (6) Conversion; and (7) Conspiracy against all defendants related to a non-binding letter of intent entered into between AI and Fortified Holdings Corporation in November 2006. Fortified Holdings Corporation and its directors strongly dispute the claims alleged by Plaintiffs and shall vigorously defend the action and assert all appropriate counterclaims. Motions to Dismiss were filed by Fortified Holdings Corporations and its directors in response to the Complaint. No trial date has been set.

The parties have reached a preliminary understanding to settle the litigation on terms that provide Fortified a full release of all claims against it. Under the terms of the proposed settlement, we would assign to a third party certain promissory notes issued to us by AI totalling approximately $1,100,000 in principal and accrued interest, in full satisfaction of other notes that we have previously issued to that third party having a substantially similar total amount of principal and accrued interest. However, not all necessary parties to the settlement have executed a definitive settlement agreement as of the date of filing of this Form 8-K, and accordingly there can be no assurance that such settlement will be consummated.

RECENT SALES OF UNREGISTERED SECURITIES; USE OF PROCEEDS FROM REGISTERED SECURITIES

As disclosed in Item 2.01 above, the Company has recently issued various forms of debt and equity securities.

The proceeds of these securities have primarily been used to fund working capital, the cost of the merger with Z5, and to make loans to Aegis Industries, Inc., a Delaware corporation. These securities were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933 contained in Section 4(2) of that Act.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

In accordance with Section 10 of our bylaws and with the Nevada Revised Statutes, we are authorized to indemnify each of our officers, directors, employees and agents against all claims or liabilities arising out of their conduct as an officer, director, employee or agent of the Company; provided, however, that such person has acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests. We are also authorized to procure and maintain insurance and make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the Company, and in this regard, on May 7, 2007, we obtained a $5,000,000 directors’ and officers’ insurance policy.

Section 4 – Matters Related to Accountants and Financial Statements

Item 4.01 Changes in Registrant’s Certifying Accountant.

The Company has dismissed Amisano Hanson, Chartered Accountants, as the Company’s independent registered public accounting firm, effective September 19, 2007. The decision to dismiss Amisano Hanson was approved by the Board of Directors of the Company. There are no disagreements over accounting policies or practices between Amisano Hanson and the Company.

Effective September 19, 2007, the Company is engaging Fiondella, Milone and LaSaracina, LLP (“FML”) as its new independent registered public accounting firm. The decision to engage FML was approved by the Board of Directors of the Company.

The Company has provided both Amisano Hanson and FML with a copy of this report on Form 8-K prior to the Company filing it with the U.S. Securities and Exchange Commission.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described more fully in Item 2.01 above, effective upon completion of the merger with Z5, Dennis Mee resigned as an officer of the Company. Concurrently, Brendan T. Reilly was appointed Chairman of the Board of Directors, President and Chief Executive Officer of Fortified Holdings Corp., and Alan D. Hurwitz was appointed Executive Vice President and Chief Financial Officer of Fortified Holdings Corp.

Item 5.03 – Change in Fiscal Year

Effective upon completion of the Merger with Z5 and filing of this Form 8-K, the Company is adopting Z5’s fiscal year end, December 31. Accordingly, the Company will file its next Form 10-QSB for the period ending September 30, 2007 on or before November 15, 2007.

Item 5.06 – Change in Shell Company Status.

Disclosed above in Item 2.01

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

Z5 Technologies, LLC

Financial Statements

December 31, 2006 and 2005

Independent Auditors’ Report

To the Members of
Z5 Technologies, LLC

We have audited the accompanying balance sheets of Z5 Technologies, LLC as of December 31, 2006 and 2005, and the related statements of income and member’s equity (deficiency), and cash flows for the year ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 5 to the financial statements, Z5 Technologies, LLC is related to several other companies and individuals through common ownership. Z5 Technologies, LLC has entered into numerous and recurring business transactions with these related companies and individuals during the year ended December 31, 2006. These transactions include both written and unwritten arrangements for working capital and other financing, sales facilitation, and general management, occupancy and other cost sharing arrangements. If these transactions were entered into with unrelated parties, terms and conditions of the underlying arrangements may have been different than those entered into with related parties, and those differences may have had a material impact on the financial position of the Company at December 31, 2006 and 2005 and the operations of the Company for the year ended December 31, 2006.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Z5 Technologies, LLC as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Stamford, Connecticut
May 22, 2007

One Stamford Landing, Stamford, Connecticut 06902 203.323.2400 tel 203.967.8733 fax www.odmd.com

Z5 Technologies, LLC

Balance Sheets

December 31,

	2006	2005
ASSETS

Current Assets
Cash	$159,136	$636
Accounts receivable	224,762	-
Inventory	67,901	-

Total Current Assets	451,799	636

Advances to related party	111,245	-
Property and equipment, net	10,404	2,024

	$573,448	$2,660

LIABILITIES AND MEMBER'S DEFICIENCY
Current Liabilities
Accounts payable	$248,394	$-
Accrued expenses	37,411	3,000
Advances from related parties	201,914	36,380

Total Liabilities	487,719	39,380

Member's Equity (Deficiency)	85,729	(36,720)

	$573,448	$2,660

See notes to financial statements

Z5 Technologies, LLC

Statement of Income and Member's Equity (Deficiency)

Year Ended December 31, 2006

SALES
Net sales	$671,075
Cost of goods sold	394,063
Gross Profit	277,012
OPERATING EXPENSES
Sales and marketing	6,000
Research and development	33,000
General and administrative	116,784
Total Operating Expenses	155,784
Income from Operations	121,228
OTHER INCOME (EXPENSES)
Interest income (related party)	2,495
Interest expense	(1,274)
Total Other Income, net	1,221
Net Income	122,449
MEMBER'S EQUITY (DEFICIENCY)
Beginning of year	(36,720)
End of year	$85,729

See notes to financial statements

Z5 Technologies, LLC

Statement of Cash Flows

Year Ended December 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$122,449
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation and amortization	26,468
Accrued interest income	(2,495)
Accrued related party management fees	20,132
Changes in operating assets and liabilities
Accounts receivable	(224,762)
Inventory	(67,901)
Accounts payable and accrued expenses	282,805
Net Cash Provided by Operating Activities	156,696

CASH FLOWS FROM INVESTING ACTIVITIES
Advances to related party	(108,750)
Purchases of property and equipment	(34,848)
Net Cash Used in Investing Activities	(143,598)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related parties, net	145,402

Net Change in Cash and Cash Equivalents	158,500

CASH AND CASH EQUIVALENTS
Beginning of year	636

End of year	$159,136

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$1,274

See notes to financial statements

Z5 Technologies, LLC

Notes to Financial Statements

1.	The Company

Z5 Technologies, LLC (also referred to as “The Company” and “Z5”) is a manufacturer and distributor of “ruggedized” mobile command control and communications network solutions. Z5 develops, manufactures and integrates technologies which allow critical incident responders and war fighters to transform static location limited network services into dynamic knowledge driven command and control operations centers. Z5 transfers the latest voice and data communications, mission command, security and mobile mesh networking technologies into rugged tactical command solutions for deployment anywhere in the world.

Z5’s customers are primarily from within the government sector and include both military and emergency/first-responder type consumers. Z5 sells directly to end-users as well as to intermediary resellers.

Z5 Technologies, LLC is owned solely by Thomas Keenan Ventures LLC (“T.K. Ventures”). The company was formed as a Connecticut Limited Liability Company in October 2003 under the name 8A Partners, LLC and changed its name to Alieges Technology Corporation in December, 2005 and then to Z-5 Technologies, LLC in June, 2006.

2.	Summary of Significant Accounting Policies

Revenue Recognition

Revenue is recognized when the title to the goods passes to the customer, which is ordinarily at the time the Company’s products are shipped to the customer.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, The Company considers all highly liquid debt instruments with a maturity of three months or less, at the time of purchase, to be cash equivalents.

Accounts Receivable

No allowance for doubtful accounts has been provided on the accounts receivable as management considers all trade accounts receivable to be collectible in full.

Inventories

Inventories, consisting primarily of sub-assemblies and purchased components, are valued at the lower of cost (determined on the first-in, first out method) or market.

Property and equipment

Property and equipment are stated at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets.

Z5 Technologies, LLC

Notes to Financial Statements

2.	Summary of Significant Accounting Policies (continued)

Income Taxes

Income taxes are the responsibility of the member and, accordingly, no provision for income taxes has been made.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

3.	Concentration of Risk

Cash and Cash Equivalents

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash with high quality financial institutions. At times, cash balances may be in excess of the FDIC insurance limits.

Customer Concentrations

In the normal course of business the Company extends credit to various customers throughout the United States. This concentration of credit risk may be affected by changes in economic or other conditions and accordingly may, impact the Company’s overall credit risk. However, management believes that the risk is mitigated by the size, reputation and nature of the customers to which they extend credit.

In 2006, three customers accounted for approximately 89% of net sales. Two of the three customers comprised approximately 94% of accounts receivable at December 31, 2006.

Supplier Concentrations

The Company contracts with a particular supplier to purchase components and build certain sub-assemblies. Purchases from this vendor totaled $134,000 for the year ended December 31, 2006 and account for approximately 42% of accounts payable at December 31, 2006. Although there are other vendors who Z5 could use for procuring these components and services, a change in suppliers would cause a delay in the production process, which could ultimately affect operating results.

Z5 Technologies, LLC

Notes to Financial Statements

4.	Property and Equipment

At December 31, property and equipment consists of:

			Useful
	2006	2005	Lives

Demonstration units	$34,848	$-	2 years
Computers	1,748	1,748	3 years
Furniture and fixtures	1,603	1,603	7 years
	38,199	3,351
Less: Accumulated deprecation	27,795	1,327

	$10,404	$2,024

5.	Related Party Transactions

Z-5 Technologies, LLC is related to several other companies and individuals through common ownership. The related companies and individuals include:

Thomas Keenan Ventures, LLC (“TK Ventures”), the sole member of Z5

Thomas Keenan Advisors, LLC (“TK Advisors”)

Thomas Keenan Partners, LLC (“TK Partners”)

Alvarez Associates, LLC (“Alvarez”)

The individual members of each of the above companies

Z-5 Technologies, LLC has entered into numerous and recurring business transactions with these related companies and individuals during the year ended December 31, 2006. These transactions include both written and unwritten arrangements for working capital and other financing, sales facilitation, and general management, occupancy and other cost sharing arrangements. If these transactions were entered into with unrelated parties, terms and conditions of the underlying arrangements may have been different than those entered into with related parties, and those differences may have had a material impact on the financial position and operations of the Company.

Management Fee Agreement

Z5 pays a management fee equal to the lesser of 3% of revenue or 15% of gross profit to TK Advisors. This fee totaled $20,132 for the period ended December 31, 2006, all of which is accrued and included in advances from related parties at December 31, 2006.

Z5 Technologies, LLC

Notes to Financial Statements

5.	Related Party Transactions (continued)

Reseller Relationship

Z5 has contracted with Alvarez to act as a reseller of the Company’s products. During the year ended December 31, 2006, Alvarez bought a total of $179,400 of goods from the Company for resale to a governmental agency.

Advances to Related Party

The Company has advanced an individual who is a member of TK Ventures $108,750 which, as of December 31, 2006, had no specified terms of repayment. The individual signed a Demand Promissory Note payable to the Company effective March 31, 2007. The note provides for repayment of principal plus interest at the rate of 5% per annum on demand. Interest in the amount of $2,495 was accrued during the year ended December 31, 2006 and is included in advances to related party at December 31, 2006.

Loans and Advances from Related Parties

The Company both received and advanced cash to TK Partners. Total advances received from TK Partners during the year ended December 31, 2006 were $140,631. Total repayments and advances to TK Partners during the year ended December 31, 2006 were $142,609. At December 31, 2006 the net amount due from TK Partners as a result of these transactions is $1,978 which is netted against advances from related parties. These advances and repayments are non-interest bearing and have no specified terms of repayment.

Throughout the year ended December 31, 2006 the Company received non-interest bearing advances from an individual who is the controlling member in TK Ventures, TK Advisors and TK Partners. At December 31, 2006 and 2005 net advances payable to this individual totaled $183,760 and $36,380, respectively. These advances and repayments are non-interest bearing and have no specified terms of repayment.

6.	Subsequent Events

Notes Payable

On April 5, 2007, Z5 received a loan from Aegis Industries, Inc. (“Aegis”), an unrelated third party, in the amount of $200,000. On May 10, 2007, Z5 received a second loan from Aegis, in the amount of $250,000. The notes are due upon either a) the consummation of both a proposed merger of between Z5 and Aegis and one or more related transactions pursuant to which not less than $15 million of equity securities of Aegis are sold for cash, or b) October 31, 2007. The notes bear interest at the rate of 12% per annum and are secured by all assets of the Company.

Z5 Technologies, LLC

Notes to Financial Statements

6.	Subsequent Events (continued)

Option Plan

In February, 2007, the Company approved the issuance of options for up to 200,000 member units representing 20% of the member interests of Z5. At the same time, the Company granted options for 200,000 member units to certain employees, advisors and consultants to the Company, of which 50,000 were subsequently cancelled. The option grants have an exercise price of $5 per unit. The granted member unit options vest over a period of one to three years and expire in 2012.

(b) Pro Forma Financial Information

Pro Forma Consolidating Statements of Income for Z5 Technologies LLC and Fortified Holdings Corp., for the years ended December 31, 2006 and October 31, 2006, respectively (unaudited)	F-10

Pro Forma Consolidating Statements of Income for Z5 Technologies LLC and Fortified Holdings Corp., for the six-month and nine-month periods years ended June 30, 2007 and July 31, 2007, respectively (unaudited)	F-11

Pro Forma Consolidating Balance Sheet for Z5 Technologies LLC and Fortified Holdings Corp., as of December 31, 2006 and October 31, 2006, respectively (unaudited)	F-12

Pro Forma Consolidating Balance Sheet for Z5 Technologies LLC and Fortified Holdings Corp., as of June 30, 2007 and July 31, 2007, respectively (unaudited)	F-13

Pro Forma Consolidating Statements of Owners Equity for Z5 Technologies LLC and Fortified Holdings Corp., for the years ended December 31, 2006 and October 31, 2006, respectively (unaudited)	F-14

Pro Forma Consolidating Statements of Owners Equity for Z5 Technologies LLC and Fortified Holdings Corp., for the six month periods ended June 30, 2007 and July 31, 2007, respectively (unaudited)	F-15

Pro Forma Consolidating Statements of Income for Z5 Technologies and Fortified Holdings Corp.
for the years ended December 31, 2006 and October 31, 2006, respectively (unaudited)

	Z5 Technologies	Fortified Holdings
	December 31, 2006	October 31, 2006	Adjustments	Pro Forma

Net Sales	$671,075	-	-	$671,075
Cost of Sales	394,063	5,589	-	399,652
Gross Profit	$277,012	($5,589)	$0	$271,423

Research and development	33,000			33,000
Selling, general and administration
Consulting fees	49,000	4,341	-	53,341
Commissions	6,000	-	-	6,000
Marketing and promotion	3,425	20,707	-	24,132
Professional fees	26,807	61,536	-	88,343
Travel and entertainment	5,139	-	-	5,139
Supplies and materials	1,660	4,264	-	5,924
Depreciation and amortization	26,468	2,159	-	28,627
Office and administrative	1,625	6,605	-	8,230
Other fees	2,660	-	-	2,660
Total selling, general and administration costs	122,784	99,612	-	222,396

Total operating costs	155,784	99,612	-	255,396

Income (loss) from Operations	$121,228	($105,201)	$0	$16,027

Other Income and expenses:
Interest income	2,495			2,495
Interest expense	(1,274)			(1,274)
Other income (expense), net	1,221	-	-	1,221

Net Income (loss) before income taxes	$122,449	($105,201)	$0	$17,248

Income tax provision (benefit)	-	- (1)	-	-

Net income (loss)	$122,449	$(105,201)	$-	$17,248

Weighted average common shares outstanding
Basic	850,000	143,506,849 (2)	(37,050,000)	107,306,849
Fully Diluted	850,000	143,506,849 (2)	(37,050,000)	107,306,849

Net income (loss) per share
Basic	$0.14	$-		$-
Fully Diluted	$0.14	$-		$-

Notes to Unaudited Pro Forma Statement of Operations

(1) No adjustment to income taxes has been provided because the Company has assumed that any deferred tax assets including any carry forwards of net operating losses would be subject to a full valuation reserve.

(2) As reported includes the weighted average shares outstanding for the entire period. The adjustment represents cancellation of 41.2 million shares pursuant to the merger, and 5 million new shares issued to TKV as if the net shares had been eliminated for the entire period.

Pro Forma Consolidating Statements of Income for Z5 Technologies and Fortified Holdings Corp.
for the six month and nine month periods ended June 30, 2007 and July 31, 2007, respectively (unaudited)

	Z5 Technologies	Fortified Holdings
	For the	For the
	Six Months Ended	Nine Months Ended
	June 30, 2007	July 31, 2007		Adjustments	Pro Forma

Net Sales	$59,195				$59,195
Cost of Sales	34,592	-		-	34,592
Gross Profit	24,603	-		-	24,603

Research and development	182,336				182,336
Selling, general and administration
Payroll & benefits	175,984	-		-	175,984
Share based payments	70,547	-		-	70,547
Consulting fees	20,870	-		-	20,870
Sales & Marketing	43,213	179,606		-	222,819
Professional fees	296,593	303,057	(2)		599,650
Insurance	6,093	-		-	6,093
Travel and entertainment	57,979	-		-	57,979
Supplies and materials	4,191	-		-	4,191
Office and administrative	48,823	94,171		-	142,994
Other fees	2,849	1,500		-	4,349
Depreciation and amortization	4,932	2,292		-	7,224
Total selling, general and administration costs	732,074	580,626		-	1,312,700

Total operating costs	914,410	580,626		-	1,495,036

Income (loss) from Operations	($889,807)	($580,626)		$0	($1,470,433)

Other Income and expenses:
Interest income	3,066	54,046	(1)	(14,828)	42,284
Interest expense	(22,776)	(849,837	) (1)	9,847	(862,766)
Other income (expense), net	(19,710)	(795,791)		(4,981)	(820,482)

Net Income (loss) before income taxes	($909,517)	($1,376,417)		($4,981)	($2,290,915)

Income tax provision (benefit)	-	-	(3)

Net income (loss)	($909,517)	($1,376,417)		($4,981)	($2,290,915)

Weighted average common shares outstanding
Basic	850,000	86,819,780	(4)	(37,050,000)	50,619,780
Fully Diluted	850,000	86,819,780	(4)	(35,947,055)	51,722,725

Net income (loss) per share
Basic	$(1.07)	$(0.02)			$(0.04)
Fully Diluted	$(1.07)	$(0.02)			$(0.04)

Notes to Unaudited Pro Forma Statement of Operations

(1) Represents the elimination of interest income recorded by FHC under to the promissory notes issued by Z5, and Z5's corresponding interest expense during the respective time periods. FHC interest expense for the period includes $750,000 related to beneficial converstion rates.

(2) Transaction related costs, comprised of approximately $160,000 in professional fees incurred by Z5, and approximately $100,000 of professional fees incurred by the Company are included in expenses.

(3) No adjustment to income taxes has been provided because the Company has assumed that any deferred tax assets including any carry forwards of net operating losses would be subject to a full valuation reserve.

(4) As reported includes the weighted average shares outstanding for the entire period. The adjustment represents cancellation of 41.2 million shares pursuant to the merger, and 5 million new shares issued to TKV as if the net shares had been eliminated for the entire period.

Fully Diluted EPS includes approximately 3 million options exerciseable below trading price for 5 months on a cashless basis.

Pro Forma Consolidating Balance Sheets for Z5 Technologies LLC and Fortified Holdings Corp.
as of December 31, 2006 and October 31, 2006, respectively (unaudited)

		Fortified Holdings
	Z5 Technologies	as Reported
	December 31, 2006	October 31, 2006	Adjustments	Pro Forma

ASSETS
Current Assets
Checking/Savings	$159,136	$0	$0	$159,136
Accounts Receivable, net	224,762	-	-	224,762
Inventory, net	67,901	23,598	-	91,499
Other Receivables	111,245	-	-	111,245
Total Current Assets	563,044	23,598	-	586,642

Fixed Assets
Demo Equipment	34,848	-	-	34,848
Tools	-	7,872	-	7,872
Computer equipment	1,748	4,680	-	6,428
Furniture and fixtures	1,603	386	-	1,989
Total cost	38,199	12,938	-	51,137
Accumulated depreciation	(27,795)	(1,659)		(29,454)
Net Fixed Assets	10,404	11,279	-	21,683
Website development, net	-	1,500	-	1,500

TOTAL ASSETS	$573,448	$36,377	$0	$609,825

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable	248,394	25,444	-	273,838
Accrued Expenses	37,411	-	-	37,411
Loans & Notes	201,914	19,723		221,637
Total Current Liabilities	487,719	45,167	-	532,886

Long term portion of Notes				-
Total Liabilities	487,719	45,167	-	532,886

Equity
Common stock, par		91,800	-	91,800
Additional paid-in capital		26,700	-	26,700
Retained Earnings	85,729	(127,290)	-	(41,561)
Retained Earnings Adj	-	-	-	-
Net Income			-	-
Total Equity (Deficit)	85,729	(8,790)	-	76,939

TOTAL LIABILITIES & EQUITY	$573,448	$36,377	$0	$609,825

Pro Forma Consolidating Balance Sheets for Z5 Technologies LLC and Fortified Holdings Corp.
as of June 30, 2007 and July 31, 2007, respectively (unaudited)

		Fortified Holdings
	Z5 Technologies	as Reported
	June 30, 2007	July 31, 2007		Adjustments	Pro Forma

ASSETS
Current Assets
Checking/Savings	$130,807	$136,983	(1)	$200,000	$467,790
Accounts Receivable, net	-	-		-	-
Inventory, net	357,043	23,598		-	380,641
Notes Receivable	-	1,817,048	(1)	(664,828)	1,152,220
Other Receivables	147,198	11,251		-	158,449
Total Current Assets	635,049	1,988,880		(464,828)	2,159,101

Fixed Assets
Demo Equipment	63,906	-		-	63,906
Tools	-	7,872		-	7,872
Computer equipment	7,553	4,680		-	12,233
Furniture and fixtures	1,603	386		-	1,989
Total cost	73,062	12,938		-	86,000
Accumulated depreciation	(32,727)	(3,951)		-	(36,678)
Net Fixed Assets	40,335	8,987		-	49,322
Website development, net	-	-		-	-
TOTAL ASSETS	$675,384	$1,997,867		($464,828)	$2,208,423

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable	589,305	234,240		-	823,545
Accrued Expenses	158,715	-		-	158,715
Unearned Revenue	40,245	-		-	40,245
Convertible notes, net of discount		977,025			977,025
Loans from affiliates	190,361	-		-	190,361
Notes payable	450,000	1,421,809		4,540,153	6,411,962
Total Current Liabilities	1,428,626	2,633,074		4,540,153	8,601,853
Total Liabilities	1,428,626	2,633,074		4,540,153	8,601,853
Equity
Number of Common shares		91,800,000	(2)	(36,200,000)	55,600,000
Common stock, par	-	91,800	(2)	(36,200)	55,600
Additional paid-in capital	70,547	776,700	(3)	(4,963,800)	(4,116,553)
Retained Earnings	(823,788)	(1,503,707	) (4)	(4,981)	(2,332,476)

Total Equity (Deficit)	(753,241)	(635,207)		(5,004,981)	(6,393,430)
TOTAL LIABILITIES & EQUITY	$675,385	$1,997,867		($464,828)	$2,208,423

Notes to Unaudited Pro Forma Balance Sheets

(1) Adjustment to eliminate the $200,000 loan from the Company to Z5 in July 2007 not shown on Z5's June 30, 2007 balance sheet, in addition to interest income and expense, and transaction costs incurred.

(2) As reported includes the shares outstanding as of the balance sheet date. Adjustments reflect: (a) retirement of 41,200,000 shares and related par value, concurrent with the merger; (b) issuance of 5,000,000 shares to TKV upon completion of the Merger

(3) Net amount includes issuance of $5,000,000 note payabe to TKV upon completion of the Merger, less the offset of reduced par value to Additional paid-in capital.

(4) Net amount of P&L adjustments

Pro Forma Consolidating Statements of Owners Equity for Z5 Technologies and Fortified Holdings Corp.
for the years ended December 31, 2006 and October 31, 2006, respectively (unaudited)

Z5 TECHNOLOGIES LLC				Retained	Total
For the Year Ended December			Additional Paid-	Earnings	Stockholders'
31, 2006	Shares	Amount	in Capital	(Deficit)	Equity (Deficit)

Balance, beginning of year	-	-	-	(36,720)	(36,720)
Net loss for year	-	-	-	$122,449	122,449
Balance, end of year	-	$0	$0	$85,729	$85,729

FORTIFIED HOLDINGS CORP.				Retained	Total
For the Year Ended			Additional Paid-	Earnings	Stockholders'
October 31, 2006	Shares	Amount	in Capital	(Deficit)	Equity (Deficit)

Balance, beginning of year	149,400,000	$149,400	($125,900)	($22,089)	$1,411
Stock issued for cash	34,200,000	34,200	60,800	-	95,000
Stock returned to treasury	(91,800,000)	(91,800)	91,800	-	-
Net loss for year	-	-	-	(105,201)	(105,201)
Balance, end of year	91,800,000	$91,800	$26,700	($127,290)	($8,790)

Adjustments				Retained	Total
			Additional Paid-	Earnings	Stockholders'
	Shares	Amount	in Capital	(Deficit)	Equity (Deficit)

Stock returned to treasury	$0	$0	$0	$0	$0
Stock issued for Z5 membership interest		-	-	-	-
Note issued for Z5 membership interest		-		-	-
Net loss for year		-	-		-
Balance, end of year	-	$0	$0	$0	$0

Pro Forma Statement of				Retained	Total
Shareholders' Equity			Additional Paid-	Earnings	Stockholders'
	Shares	Amount	in Capital	(Deficit)	Equity (Deficit)

Balance, beginning of year	149,400,000	$149,400	($125,900)	($58,809)	($35,309)
Stock issued for cash	34,200,000	34,200	60,800	-	95,000
Stock returned to treasury	(91,800,000)	(91,800)	91,800	-	-
Net loss for year	-	-	-	17,248	17,248
Balance, end of year	91,800,000	$91,800	$26,700	($41,561)	$76,939

Pro Forma Consolidating Statements of Owners Equity for Z5 Technologies and Fortified Holdings Corp.
for the six month and nine month periods ended June 30, 2007 and July 31, 2007, respectively (unaudited)

Z5 TECHNOLOGIES LLC				Retained	Total
For the Six Months Ended			Additional Paid-	Earnings	Stockholders'
June 30, 2007	Shares	Amount	in Capital	(Deficit)	Equity (Deficit)

Balance, beginning of year	-	-	-	85,729	85,729
Stock based payments			70,547		70,547
Net loss for year	-	-	-	$(909,517)	(909,517)
Balance, end of period	-	$0	$70,547	($823,788)	($753,241)

FORTITIFIED HOLDINGS				Retained	Total
CORP.			Additional Paid-	Earnings	Stockholders'
For the Nine Months Ended	Shares	Amount	in Capital	(Deficit)	Equity (Deficit)

Balance, beginning of year	91,800,000	$91,800	$26,700	($127,290)	($8,790)
Convertible notes		-	750,000	-	750,000
Net loss for year	-	-	-	(1,376,417)	(1,376,417)
Balance, end of period	91,800,000	$91,800	$776,700	($1,503,707)	($635,207)

Adjustments				Retained	Total
			Additional Paid-	Earnings	Stockholders'
	Shares	Amount	in Capital	(Deficit)	Equity (Deficit)

Stock returned to treasury	(41,200,000)	($41,200)	$41,200	$0	$0
Stock issued for Z5 membership in	5,000,000	5,000	(5,000)	-	-
Note issued for Z5 membership interest		-	(5,000,000)	-	(5,000,000)
Net loss for year	-	-	-	(4,981)	(4,981)
Balance, end of period	(36,200,000)	($36,200)	($4,963,800)	($4,981)	($5,004,981)

Pro Forma Statement of				Retained	Total
Stockholders' Equity			Additional Paid-	Earnings	Stockholders'
	Shares	Amount	in Capital	(Deficit)	Equity (Deficit)

Balance, beginning of period	55,600,000	$55,600	($4,937,100)	($41,561)	($4,923,061)
Stock based payments	-	-	70,547	-	70,547
Convertible notes	-	-	750,000	-	750,000
Net loss for year	-	-	-	(2,290,915)	(2,290,915)
Balance, end of period	55,600,000	$55,600	($4,116,553)	($2,332,476)	($6,393,430)

(d) Exhibits

No.	Description of Exhibit

2.1

Merger Agreement by and among Z5 Technologies LLC, Fortified Data Communications, Inc. (formerly Aegis Merger Corporation), Fortified Holdings Corp. (formerly Aegis Industries, Inc.) and Thomas Keenan Ventures, LLC, dated May 31, 2007, incorporated by reference to Exhibit 10.1 on Form 8-K filed June 6, 2007.

2.2

Letter Agreement amending Merger Agreement, by and among Z5 Technologies LLC, Fortified Data Communications, Inc. (formerly Aegis Merger Corporation), Fortified Holdings Corp. (formerly Aegis Industries, Inc.) and Thomas Keenan Ventures, LLC, dated September 12, 2007. FILED HEREWITH

10.1	Registration Rights Agreement by and between Fortified Holdings Corp. and Thomas Keenan Ventures, LLC, dated September 13, 2007. FILED HEREWITH.

10.2	Promissory Note payable to Thomas Keenan Ventures LLC, dated September 13, 2007. FILED HEREWITH.

10.3	Continuing Guaranty Agreement of Fortified Data Communications, Inc. in favor of Thomas Keenan Ventures, LLC, dated September 13, 2007. FILED HEREWITH.

10.4	Security Agreement between Fortified Data Communications, Inc. and Thomas Keenan Ventures, LLC, dated September 13, 2007. FILED HEREWITH.

10.5	Standby Financing Commitment Agreement by and between Clarus Capital Limited and Fortified Holdings Corp., dated September 11, 2007. FILED HEREWITH

10.6	Employment Agreement by and between Fortified Holdings Corp. and Brendan Reilly, dated September 13, 2007. FILED HEREWITH

10.7	Employment Agreement by and between Fortified Holdings Corp. and Alan Hurwitz, dated September 13, 2007. FILED HEREWITH

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2007		FORTIFIED HOLDINGS CORPORATION

	By:	/s/ Alan D. Hurwitz
Name: Alan D. Hurwitz
Title: Chief Financial Officer